Exhibit 99.1

October 21, 2015,

Valued Shareholders,

We are pleased to send you this letter to provide updates to shareholders of NightFood Holdings, Inc.

On September 30, 2015, we filed our Form 10-K with the SEC for our 2015 fiscal year (ended June 30, 2015). You can access and review the Form 10-K by going to the website of the Securities and Exchange Commission at www.sec.gov.

Our stock started trading in late August, under the symbol NGTF. If you have not already subscribed to receive updates via our investor relations site, we encourage you to do so. The link is http://ir.nightfood.com/.

We’ve made great strides on the distribution front over the last several months. In June of 2015, the Company engaged Cascadia Managing Brands to help manage and oversee our distribution strategy and execution. Our goal is to expand into mainstream distribution, establishing outlets away from the specialty nutrition vertical. This will enable us to place NightFood products where everyday customers are already shopping and buying their snacks.

With the assistance of Cascadia, we have begun executing against that strategy. As disclosed in recent news releases, the Company recently completed a purchase order with a major regional distributor, Abraham Natural Foods. A report from Abraham received the week of October 5, 2015 indicated that Abraham had placed NightFood products in approximately 285 stores in a period of just a few weeks. These stores range from supermarkets such as Key Food, Met-Food, and C-Town, to high end grocery/delis such as the Old Nelson chain in Philadelphia, as well as a handful of 7-11 locations throughout the 5-boroughs of New York.

Also disclosed in news releases over the last several weeks, we now have regional broker coverage in both the northeast and southeast. These brokers have been out in the marketplace lining up retailer pre-commitments for the NightFood product line. We have presented that list of pre-commitments to two major national distributors, and we’re optimistic that purchase orders from one, or both, of these national distributors will be forthcoming, representing a tremendous step forward for our brand.

The initial metrics we’re focusing on as a company are points of distribution within the mainstream outlets, and establishing sufficient sell-through in those outlets. Over time, increases in retail sell-through and consumer consumption can be expected to bring larger purchase orders, enabling distributors to keep up with demand, while also supplying new outlets with product. Revenue growth will come over time as the purchase orders increase, assuming we’re able to execute our plan, and consumers continue to be receptive to our products.

While it’s once-again true that unit volume at GNC for the most recent quarter exceeded the numbers from the prior quarter, our brand audit has shown us that the GNC customer is not our target customer. As stated in our 10K, we believe consumers shopping in a specialty nutrition store like GNC can be assumed to be more diligent about their snack habits and patterns than the average consumer. Therefore, those consumers are likely to be less in need of, and less receptive to a brand such as ours, as our primary benefit is that of a better nighttime snack option for people who regularly succumb to their cravings.

As we work towards distribution in more mainstream outlets so that we can have placement where our target consumers regularly purchase snacks, we’re simultaneously exploring new directions for product packaging. Our goal with these changes is to more clearly communicate our brand and brand benefits to consumers within our target audience. We believe that more powerful packaging and branding combined with distribution in more mainstream outlets will allow us to drive additional consumer trial, consumption, and revenues. During this time, we’ll also continue to work with GNC to take measures in an attempt to further increase sales volume and unit volume in their stores.

At the appropriate time during the course of the next several months, it is our plan to commence investor relations and public relations initiatives. The goal of these initiatives would be to increase awareness and understanding of the NightFood story to the investor community and the general consumer population respectively.

I am very enthusiastic about the distribution advances that have occurred since my last shareholder letter, and am excited about the prospect of releasing more positive news in the coming weeks and months.

Sincerely,

Sean Folkson
CEO, NightFood, Inc.

This letter may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “may,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the acceptance of our products by retailers and end-users, commercialization risks, availability of financing and results of financing efforts, and general economic conditions. Further information regarding these and other risks, as well as other information about the Company, is described from time to time in the Company’s filings with the SEC, which can be accessed at www.sec.gov.

This letter should be read in conjunction with the Company’s annual, quarterly and other reports and schedules filed with the Securities and Exchange Commission from time to time, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2015.